FOR IMMEDIATE RELEASE
NEWS RELEASE

Contact:    Matt Brown
Senior Vice President and CFO
U.S. Concrete, Inc.
817-835-4105

U.S. CONCRETE ANNOUNCES 2013 FIRST QUARTER RESULTS

•	Consolidated revenue increased 15.2% to $127.7 million

•	Ready-mixed concrete volume rose 11.7% to 1.1 million cubic yards

•	Ready-mixed concrete average sales price improved 4.1%

•	Adjusted EBITDA increased 130.2% to $3.5 million

•	Net loss of $14.4 million (includes loss from derivative fair value of $18.4 million)

EULESS, TEXAS – MAY 9, 2013 – U.S. Concrete, Inc. (NASDAQ: USCR) today reported adjusted net income of $0.8 million, or $0.06 per diluted share, for the first quarter of 2013, compared to adjusted net loss of $5.0 million, or $(0.41) per diluted share, in the first quarter of 2013. First quarter 2013 adjusted net income excludes a non-cash loss related to the fair value change in the Company’s derivatives of $18.4 million, gain on extinguishment of debt of $4.3 million, $0.2 million of expense related to the relocation of the corporate headquarters and $0.8 million of non-cash stock compensation expense. First quarter 2012 adjusted net loss excludes a non-cash loss related to the fair value change in the Company’s derivatives of $3.4 million, $1.1 million of expense related to the relocation of the corporate headquarters and $0.7 million of non-cash stock compensation expense. Including the loss on derivatives, expense related to the relocation of the corporate headquarters and non-cash stock compensation expense, net loss for the first quarter of 2013 was $14.4 million compared to a net loss of $10.2 million in the first quarter of 2012.
The Company defines adjusted net income (loss) and adjusted net income (loss) per share as net loss and net loss per share excluding non-cash stock compensation expense, derivative loss, gain on extinguishment of debt and expense related to the Company’s relocation of the corporate headquarters. Adjusted net income (loss) and adjusted net income (loss) per share are non-GAAP financial measures. For a reconciliation of adjusted net income (loss) and adjusted net income (loss) per share to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.
William J. Sandbrook, President and Chief Executive Officer of U.S. Concrete, stated “We are extremely pleased with our improved performance to start the year in light of the generally unfavorable winter weather patterns faced in some of our regional markets. The level of bidding activity and backlog has increased in the majority of our operations with particular strength exhibited in Texas and California. I continue to be impressed with the tireless work, dedication and innovativeness of the entire U.S. Concrete team and look forward to reporting on our future successes.”

FIRST QUARTER 2013 RESULTS
Consolidated revenue in the first quarter of 2013 increased 15.2% to $127.7 million, compared to $110.9 million in the first quarter of 2012. Revenue from the ready-mixed concrete segment increased $16.0 million, or 16.1%, to $115.2 million for the first quarter of 2013, compared to $99.2 million in the first quarter of 2012. The Company’s ready-mixed sales volume for the first quarter of 2013 was approximately 1.13 million cubic yards, up 11.7% from the 1.01 million cubic yards of ready-mixed concrete sold in the first quarter of 2012. The Company’s consolidated average sales price per cubic yard of ready-mixed concrete increased 4.1% during the first quarter of 2013, as compared to the first quarter of 2012. Aggregate products segment revenue increased $0.7 million, or 13.0%, to $6.5 million in the first quarter of 2013 compared to $5.8 million in the first quarter of 2012.
The Company’s adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) was $3.5 million in the first quarter of 2013, compared to adjusted EBITDA of $1.5 million in the first quarter of 2012. Adjusted EBITDA margin, which is adjusted EBITDA as a percentage of revenue, for the first quarter of 2013 was 2.8 percent, compared to 1.4 percent in the first quarter of 2012.
The Company defines adjusted EBITDA as net loss from continuing operations plus expense (benefit) for income taxes, net interest expense, depreciation, depletion and amortization, and excludes non-cash stock compensation expense, derivative loss, gain on extinguishment of debt and expense related to the Company’s relocation of the corporate headquarters. Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of adjusted EBITDA, free cash flow and net debt (which are other non-GAAP financial measures used in this earnings release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.
Selling, general and administrative expenses (“SG&A”) were approximately $14.5 million in the first quarter of 2013 compared to $13.6 million in the first quarter of 2012. The higher costs for the first quarter of 2013 were primarily due to increased incentive compensation accruals.
During the first quarter of 2013, the Company recorded an $18.4 million non-cash loss on derivatives. This non-cash loss was comprised of $12.7 million from fair value changes in the embedded derivative related to the Company’s Convertible Notes and $5.7 million from fair value changes in the Company’s warrants. This is compared to a non-cash loss of $3.4 million during the first quarter of 2012, also from such fair value changes. These changes were due primarily to the increase in the price of the Company’s common stock during the first quarters of 2013 and 2012.

The Company used cash in operations of $5.5 million for the first quarter of 2013, compared to $4.4 million for the first quarter of 2012. The increase in the first quarter of 2013 was primarily the result of timing in working capital changes. The Company’s free cash flow for the first quarter of 2013 was $(9.1) million, compared to $(3.5) million for the first quarter of 2012. We define “free cash flow” as cash used in operations less capital expenditures for property, plant and equipment, net of proceeds from disposals. Capital expenditures increased $1.3 million to $1.8 million for the first quarter of 2013, as compared to $0.5 million for the first quarter of 2012.
The Company’s net debt at March 31, 2013 was approximately $90.9 million, up $32.2 million from December 31, 2012. We define net debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents. The increase in net debt was due to the Company’s recently executed exchange offer for its Convertible Secured Notes and a $12.1 million increase in the balance of our revolving credit facility. In March, the Company closed on the exchange of $48.5 million aggregate principal amount of its outstanding 9.5% Convertible Notes due 2015 for $61.1 million aggregate principal amount of new 9.5% Senior Secured Notes due 2015. In connection with the exchange, a $7.3 million discount associated with the tendered Convertible Notes was written off. Net debt at March 31, 2013 was comprised of total debt of $95.6 million, less cash and cash equivalents of $4.7 million.
Ready-mix backlog at the end of the first quarter of 2013 was 3.5 million yards, up 8.6% compared to the end of the first quarter of 2012 and up 14.3% since the beginning of the year.

CONFERENCE CALL
U.S. Concrete has scheduled a conference call for Thursday, May 9, 2013 at 10:00 a.m., Eastern Time, to review its first quarter 2013 results. To participate in the call, dial Toll-free: 877-312-8806 – Conference ID: 59422997 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call. A replay of the conference call will be available after the call under the investor relations section of the Company’s website at www.us-concrete.com.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com. To listen to the live call on the Web, please visit the Web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Web cast, an archive will be available shortly after the call under the investor relations section of the Company’s website at www.us-concrete.com.

USE OF NON-GAAP FINANCIAL MEASURES
This press release uses the non-GAAP financial measures “adjusted EBITDA,” “adjusted net income (loss),” “adjusted EBITDA margin,” “free cash flow” and “net debt.” The Company has included adjusted EBITDA and adjusted EBITDA margin in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies. The Company also uses adjusted EBITDA and adjusted EBITDA margin to monitor and compare the financial performance of its operations. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of adjusted EBITDA and adjusted EBITDA margin may not be comparable to similarly titled measures that other companies report. The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments. The Company believes that net debt is useful to investors as a measure of its financial position. The Company presents adjusted net income (loss) and adjusted net income (loss) per share to provide more consistent information for investors to use when comparing operating results for the first quarter of 2013 to the first quarter of 2012. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. See the attached “Additional Statistics” for reconciliation of each of these non-GAAP financial measures to the most comparable GAAP financial measures for the quarters ended March 31, 2013 and 2012.

ABOUT U.S. CONCRETE
U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and aggregate products. The Company has 101 fixed and 11 portable ready-mixed concrete plants and seven producing aggregates facilities. During 2012, these plant facilities produced approximately 4.8 million cubic yards of ready-mixed concrete and 3.3 million tons of aggregates. For more information on U.S. Concrete, visit www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: the stability of the business; encouraging nature of first quarter volume and pricing increases; ready-mix backlog; ability to maintain our cost structure and the improvements achieved during our restructuring and monitor fixed costs; ability to maximize liquidity, manage variable costs, control capital spending and monitor working capital usage; and the adequacy of current liquidity. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; the availability of refinancing alternatives; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent Quarterly Reports on Form 10-Q.

(Tables Follow)

U.S. CONCRETE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three months ended March 31,
	2013	2012
Revenue	$127,741	$110,915
Cost of goods sold before depreciation, depletion and amortization	111,157	98,665
Selling, general and administrative expenses	14,522	13,643
Depreciation, depletion and amortization	4,854	3,622
Loss (gain) on sale of assets	5	(591)
Loss from operations	(2,797)	(4,424)
Interest expense, net	(2,772)	(2,869)
Derivative loss	(18,446)	(3,391)
Gain on extinguishment of debt	4,310	—
Other income, net	498	531
Loss from continuing operations before income taxes	(19,207)	(10,153)
Income tax benefit (expense)	5,197	(188)
Loss from continuing operations	(14,010)	(10,341)
(Loss) income from discontinued operations, net of taxes	(354)	111
Net loss	$(14,364)	$(10,230)

(Loss) income per share:
Loss from continuing operations	$(1.13)	$(0.85)
(Loss) income from discontinued operations, net of taxes	(0.03)	0.01
Net loss per share – basic and diluted	$(1.16)	$(0.84)

Weighted average shares outstanding:
Basic and diluted	12,359	12,140

U.S. CONCRETE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2013	December 31, 2012

ASSETS
Current assets:
Cash and cash equivalents	$4,663	$4,751
Trade accounts receivable, net of allowances of $2,521 and $2,368 as of March 31, 2013 and December 31, 2012, respectively	84,333	84,034
Inventories	24,989	25,001
Deferred income taxes	2,694	2,835
Prepaid expenses	4,827	3,651
Other receivables	7,503	4,414
Other current assets	2,173	3,080
Total current assets	131,182	127,766
Property, plant and equipment, net of accumulated depreciation, depletion, and amortization of $42,260 and $38,273 as of March 31, 2013 and December 31, 2012, respectively	119,082	120,871
Goodwill	10,521	10,717
Purchased intangible assets, net	14,183	15,033
Other assets	4,290	5,337
Total assets	$279,258	$279,724
LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$1,879	$1,861
Accounts payable	41,873	48,880
Accrued liabilities	35,324	36,430
Derivative liabilities	13,835	22,030
Total current liabilities	92,911	109,201
Long-term debt, net of current maturities	93,691	61,598
Other long-term obligations and deferred credits	11,872	13,114
Deferred income taxes	3,146	3,287
Total liabilities	201,620	187,200
Commitments and contingencies
Equity:
Preferred stock	—	—
Common stock	13	13
Additional paid-in capital	137,209	136,451
Accumulated deficit	(57,560)	(43,196)
Treasury stock, at cost	(2,024)	(744)
Total stockholders’ equity	77,638	92,524
Total liabilities and equity	$279,258	$279,724

U.S. CONCRETE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three months ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(14,364)	$(10,230)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization	4,862	3,848
Debt issuance cost amortization	927	1,038
Gain on extinguishment of debt	(4,310)	—
Amortization of facility exit costs	(53)	—
Amortization of discount on long-term incentive plan and other accrued interest	125	—
Net loss on derivative	18,446	3,391
Net loss (gain) on sale of assets	231	(597)
Deferred income taxes	(5,215)	(21)
Provision for doubtful accounts	204	236
Stock-based compensation	758	680
Changes in assets and liabilities:
Accounts receivable	(503)	2,576
Inventories	12	349
Prepaid expenses and other current assets	2,619	(2,010)
Other assets and liabilities	(1,300)	(128)
Accounts payable and accrued liabilities	(7,916)	(3,535)
Net cash used in operating activities	(5,477)	(4,403)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(1,848)	(520)
Proceeds from disposals of property, plant and equipment	111	1,411
Payments related to disposals of business units	(1,866)	—
Net cash (used in) provided by investing activities	(3,603)	891
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	38,030	39,584
Repayments of borrowings	(25,959)	(34,069)
Payments for seller-financed debt and joint venture	(458)	(849)
Debt issuance costs	(1,341)	—
Purchase of treasury shares	(1,280)	(14)
Net cash provided by financing activities	8,992	4,652
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(88)	1,140
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,751	4,229
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,663	$5,369

U.S. CONCRETE, INC. AND SUBSIDIARIES
SELECTED REPORTABLE SEGMENT INFORMATION
(in thousands)
(Unaudited)

	Three months ended March 31,
	2013	2012
Revenue:
Ready-mixed concrete
Sales to external customers	115,202	99,188
Aggregate products
Sales to external customers	3,201	3,289
Intersegment sales	3,319	2,480
Total reportable segment revenue	121,722	104,957
Other products and eliminations	6,019	5,958
Total revenue	$127,741	$110,915

Adjusted EBITDA:
Ready-mixed concrete	$9,173	$7,080
Aggregate products	(582)	(862)
Total reportable segment Adjusted EBITDA	8,591	6,218

Reconciliation to loss from continuing operations:
Other products and eliminations income (loss) from operations	442	(517)
Corporate overhead, net of insurance allocations	(7,429)	(6,957)
Depreciation, depletion and amortization for reportable segments	(4,054)	(2,845)
Interest expense, net	(2,772)	(2,869)
Corporate gain on early extinguishment of debt	4,310	—
Corporate derivative loss	(18,446)	(3,391)
Corporate, other products and eliminations other income, net	151	208
Loss from continuing operations before income taxes	$(19,207)	$(10,153)

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(Unaudited)

We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the table below for (1) presentations of our adjusted EBITDA, adjusted EBITDA margin and Free Cash Flow for the quarters ended March 31, 2013 and 2012, and Net Debt as of March 31, 2013 and December 31, 2012 and (2) corresponding reconciliations to GAAP financial measures for the quarters ended March 31, 2013 and 2012 and as of March 31, 2013 and December 31, 2012. We have also provided below (1) the impact of non-cash stock compensation expense, derivative losses, gain on extinguishment of debt and expenses related to the Company’s relocation of the corporate headquarters on net loss and net loss per share and (2) corresponding reconciliations to GAAP financial measures for the quarters ended March 31, 2013 and 2012. We have also shown below certain Ready-Mixed Concrete Statistics for the quarters ended March 31, 2013 and 2012.
We define adjusted EBITDA as our net loss from continuing operations, plus the provision (benefit) for income taxes, net interest expense, depreciation, depletion and amortization, non-cash stock compensation expense, derivative loss, gain on extinguishment of debt and expense related to the Company’s relocation of the corporate headquarters. We define adjusted EBITDA margin as the amount determined by dividing adjusted EBITDA by total revenue. We have included adjusted EBITDA and adjusted EBITDA margin in the accompanying tables because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use adjusted EBITDA and adjusted EBITDA margin to monitor and compare the financial performance of our operations. Adjusted EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, our presentation of adjusted EBITDA may not be comparable to similarly titled measures other companies report.
We define adjusted net income (loss) and adjusted net income (loss) per share as net loss and net loss per share excluding non-cash stock compensation expense, derivative loss, gain on extinguishment of debt and expense related to the Company’s relocation of the corporate headquarters. We present adjusted net income (loss) and adjusted net income (loss) per share to provide more consistent information for investors to use when comparing operating results for the quarters ended March 31, 2013 and 2012.
We define Free Cash Flow as cash provided by (used in) operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.
We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents. We believe that Net Debt is useful to investors as a measure of our financial position.
Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.

	Three months ended
	March 31
	2013	2012
	(In thousands, except average price amounts and net loss per share)
Ready-Mixed Concrete Statistics:
Average price per cubic yard (in dollars)	101.40	97.44
Volume in cubic yards	1,133	1,014

Adjusted Net Income and EPS:
Net Loss	$(14,364)	$(10,230)
Add: Derivative loss	18,446	3,391
Less: Gain on extinguishment of debt	(4,310)	—
Add: Non-cash stock compensation expense	758	680
Add: Expenses related to corporate headquarters’ relocation	224	1,127
Adjusted net income (loss)	$754	$(5,032)

Net loss per diluted share	$(1.16)	$(0.84)
Impact of derivative loss	1.49	0.28
Gain on extinguishment of debt	(0.35)	—
Impact of non-cash stock compensation expense	0.06	0.06
Impact of expenses related to corporate headquarters’ relocation	0.02	0.09
Adjusted net income (loss) per diluted share	$0.06	$(0.41)

Adjusted EBITDA reconciliation:
Net loss from continuing operations	$(14,010)	$(10,341)
Income tax (benefit) expense	(5,197)	188
Interest expense, net	2,772	2,869
Derivative loss	18,446	3,391
Depreciation, depletion and amortization	4,854	3,622
Gain on extinguishment of debt	(4,310)	—
Non-cash stock compensation expense	758	680
Expenses related to corporate headquarters’ relocation	224	1,127
Adjusted EBITDA	$3,537	$1,536
Adjusted EBITDA margin	2.8%	1.4%

Free Cash Flow reconciliation:
Net cash used in operations	$(5,477)	$(4,403)
Less: capital expenditures	(1,848)	(520)
Plus: proceeds from the sale of property, plant and equipment	111	1,411
Less: payments related to disposals of business units	(1,866)	—
Free Cash Flow	$(9,080)	$(3,512)

	As of	As of
	March 31, 2013	December 31, 2012
Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$95,570	$63,459
Less: cash and cash equivalents	4,663	4,751
Net Debt	$90,907	$58,708